Exhibit 10.1

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) executed as of this 16th day of June, 2017, by and between Michelson Farm-Westford Technology Park IV Limited Partnership, (hereinafter referred to as “Landlord”), and Sonus Networks, Inc. (hereinafter referred to as “Tenant”).

RECITALS

WHEREAS, by that certain Lease dated August 11, 2010, as amended by a certain First Amendment to Lease dated as of October 27, 2010 (hereinafter referred to as the “Lease”), Landlord demised to Tenant certain Premises consisting of approximately 97,500 rentable square feet of tenant space consisting of space on the first and second floors of the existing building (the “Building”) located on that certain parcel of real property known and numbered as 4 Technology Park Drive, Westford, Massachusetts and as more particularly described in the Lease (the “Property”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for an extension of the Term for ten (10) years, an adjustment in the Fixed Rent, and a tenant allowance.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Section 1.1 of the Lease is hereby amended by deleting the current definition of “Term Expiration Date” of “August 31, 2018” and by replacing the same with “August 31, 2028.”

2.                                      Section 1.1 of the Lease is hereby further amended by adding the following at the end of the current definition for “Fixed Rent”:

“September 1, 2018 — August 31, 2022: $1,194,375.00/Year; $99,531.25/Month; $12.25/RSF*

September 1, 2022 — August 31, 2025: $1,291,875.00/Year; $107,656.25/Month; $13.25/RSF

September 1, 2025 — August 31, 2028: $1,389,375.00/Year; $115,781.25/Month; $14.25/RSF.

*See Abatement to Fixed Rent for September 1, 2018 — May 31, 2019 set forth in Section 4.1 of this Lease, as amended.”

3.                                      Effective on September 1, 2018, the definition for “Annual Estimated Operating Costs For the Building” set forth in Section 1.1 of the Lease is hereby amended by adding to the following at the end of the current definition:

“Effective September 1, 2018, the estimated operating costs for the Building shall be: Landlord’s actual Operating Costs for the calendar year ending December 31, 2018 for common area maintenance charges and real estate taxes for calendar year 2018.”

4.                                      Section 4.1(b) of the Lease is hereby amended by deleting the same in its entirety, and replacing the same with the following:

“b.  Notwithstanding the foregoing, provided that there does not then exist an uncured, continuing Event of Default under this Lease at the time thereof, Tenant’s obligation for the payment of Fixed Rent shall be abated in full for a period of nine (9) months, specifically September 1, 2018 through May 31, 2019; however, Tenant shall remain responsible for paying operating expenses, real estate taxes and insurance and utilities.  If there shall exist an Event of Default under this Lease beyond any applicable period of notice and cure during said nine (9) month period, then any remaining rent abatement shall cease from the date of such Event of Default.”

5.                                      Landlord shall provide Tenant with an allowance of One Million Four Hundred Sixty Two Thousand Five Hundred and 00/100 ($1,462,500.00) Dollars ($15.00/RSF) (the “Allowance”).  The Allowance and Additional Allowance (as defined below) shall be used to make certain building improvements set forth on Exhibit “A” attached hereto, and the remaining funds may be used by Tenant for all planning, permitting, construction, furniture, cabling, or infrastructure upgrades to the Premises.  Tenant shall have the right to amortize an additional $10.00/RSF for improvements to the Premises at a rate of 7% interest to be amortized over the entire new term of the lease (9/1/18 — 8/31/28) (the “Additional Allowance”), by providing written notice to Landlord on or before December 31, 2017.  If so elected by Tenant, the parties shall enter into a mutually agreeable amendment to this Lease reflecting the same and the resulting adjustment to the Fixed Rent.  The Allowance and Additional Allowance must be used by Tenant within a year of the date of the Amendment documenting the terms relating to the Additional Allowance.

Landlord’s contractor, Gutierrez Construction Co., Inc., shall act as general contractor for any construction build-out that Tenant may require in the Premises which requires a general contractor.  Tenant and the general contractor shall mutually agree on a budget for any work to be performed by general contractor.  General contractor shall provide Tenant with monthly breakdowns showing the application of the Allowance and Additional Allowance (if applicable) and the remaining balance of the Allowance and Additional Allowance (if applicable).  General contractor fees shall not be based on any costs associated with furniture or tel/data cabling.  Tenant shall pay to Landlord, not general contractor, the cost of any such build-out and/or upgrades so requested by Tenant, including contractor’s overhead and general conditions and a contractor’s fee of five percent (5%) of such aggregate costs, which exceed the Allowance and Additional Allowance, if applicable.  Any such payment due from Tenant (if applicable) shall be made within thirty (30) days of receipt of an invoice from Landlord, which such invoice shall contain reasonable backup documentation as may be reasonably requested by Tenant.  The Allowance and Additional Allowance, if applicable, shall be utilized by Landlord before any excess cost, if any, shall be paid by Tenant as aforesaid.  Additionally, Landlord shall reimburse Tenant for such out-of-pocket costs incurred by Tenant related to such upgrades within thirty (30) days after receipt of an invoice for such costs, which such invoice shall contain such reasonable documentation evidencing Tenant’s out-of-pocket costs for such items as reasonably requested by Landlord.  Upon request of Tenant, Landlord shall provide Tenant with an accounting of the Allowance and Additional Allowance.

6.                                      Exhibit I of the Lease is hereby amended by deleting the words “ninety five percent (95%) of” in the third paragraph thereof.  Upon the expiration of the extended term set forth herein (i.e. August 31, 2028), Tenant shall continue to have two (2) options to extend the Term for consecutive five (5) year periods each, pursuant to the terms and provisions of Exhibit I.

7.                                      Exhibits M and M-1 of the Lease are amended by deleting the same in their entirety.

8.                                      Tenant and Landlord warrant and represent that they have not dealt with any brokers other than Jones Lang LaSalle in connection with this Amendment and the Lease.  Landlord shall pay such broker a fee pursuant to a separate agreement.

9.                                      This Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one (1) and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart.  The parties agree that facsimile or portable document format (.pdf) copies of this Amendment, bearing their respective signatures, shall be enforceable as originals.

10.                               This Amendment shall be binding on and inure to the benefit of the subsequent assignees of Landlord and Tenant.

11.                               All capitalized terms as used herein, but not defined herein, shall have the same meaning ascribed to them in the Lease.

12.                               Except as amended by this Amendment, all other terms, conditions, covenants and provisions as appear in the Lease are hereby ratified and confirmed and shall remain unchanged.

13.                               Landlord shall provide Tenant with a commercially reasonable Subordination, Non-Disturbance and Attornment Agreement from any future lenders.

[Signature Page Follows]

EXECUTED as of the day and year first written above.

LANDLORD:

MICHELSON FARM-WESTFORD
TECHNOLOGY PARK IV LIMITED
PARTNERSHIP

BY:	THE GUTIERREZ COMPANY,
ITS SOLE GENERAL PARTNER

By:	/s/ Arthur J. Gutierrez, Jr.
Arthur J. Gutierrez, Jr.
President

TENANT:

SONUS NETWORKS, INC.

By:	/s/ Jeffrey M. Snider
Name:	Jeffrey M. Snider
Title:	Senior Vice President
Hereunto Duly Authorized

EXHIBIT “A”

1.              Repair and/or replace all leaking windows;

2.              Repair and/or replace all of the ceiling/roof leaks;

3.              Repair the entire parking field (Scope of work to be mutually agreed upon by Tenant and Landlord);

4.              Repair building entry walkway in back of building in two separate areas (Concrete);

5.              Replace the dock overhead garage doors and tracks;

6.              Install two (2) electric car charges, at front entry to building;

7.              Add 2 FPT boxes or more as necessary above ceiling and controls for 2 areas in the office areas; and

8.              Upgrade all overhead lighting with more energy efficient LED lighting or lamping.